Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone: (212) 318-3000	facsimile:(212) 318-3400

Shells Seafood Restaurants, Inc.
16313 North Dale Mabry Highway
Tampa, Florida 33618

July 8, 2005

Ladies and Gentlemen:

We have examined the registration statement on Form S-1 to be filed by Shells Seafood Restaurants, Inc. (the “Company”) with the Securities and Exchange Commission on or about July 8, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 27,747,411 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be sold by certain stockholders listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by such stockholders in the manner set forth in the Registration Statement.

Upon the basis of such examination, we advise you that in our opinion (i) 10,813,011 shares of Common Stock outstanding on the date hereof that are being registered for resale by the stockholders have been duly and validly authorized and legally issued and are fully paid and non-assessable, (ii) 9,992,100 shares of Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company, which shares of Common Stock are being registered for resale by the stockholders, will be duly and validly authorized, legally issued, fully paid and non-assessable, all when issued in accordance with the terms of the Company’s certificate of incorporation, as amended, and (iii) 6,942,300 shares of Common Stock issuable upon the exercise of warrants, which shares of Common Stock are being registered for resale by the stockholders, will be duly and validly authorized, legally issued, fully paid and non-assessable, all when issued in accordance with the terms of the respective warrants.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.